Exhibit 23.1

     CONSENT OF MOSS ADAMS, LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statements (Form S-8, Nos. 333-109502 and 333-109473) of our report dated April 16, 2007, relating to the consolidated financial statements of Global Aircraft Solutions, Inc. (formerly Renegade Venture Corporation) and our report dated April 17, 2007 related to the Jetglobal LLC financial statements, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ MOSS ADAMS LLP
Scottsdale, Arizona
April 10, 2008